Exhibit 99.1

ARIAD Announces 12-Month Data from Pivotal PACE Trial of Ponatinib in Heavily Pretreated Chronic-Phase CML Patients

56 percent major cytogenetic response and 34 percent major molecular response reported

ATLANTA, & CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 9, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced twelve-month follow-up data from the pivotal PACE trial of ponatinib, its investigational BCR-ABL inhibitor, in heavily pretreated patients with resistant or refractory chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). The study now shows that 56 percent of chronic-phase CML patients in the trial, including 70 percent of patients with a T315I mutation, achieved a major cytogenetic response (MCyR), the primary end-point for chronic-phase CML patients.

The data are being featured today at 4:30 p.m. (ET) in an oral presentation at the 54th Annual Meeting of the American Society of Hematology (ASH) being held in Atlanta, Georgia. ARIAD filed for regulatory approval of ponatinib in the third quarter of 2012 in the U.S. and in the E.U. based on clinical data from the pivotal PACE trial.

“The 12-month results from the global PACE trial of ponatinib reinforce its impressive anti-leukemic activity in heavily pretreated CML patients, regardless of their mutation status or disease stage,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX.

“Ponatinib demonstrated early responses in chronic-phase patients with thirty-four percent of these patients achieving a major molecular response and fifteen percent of those patients achieving a complete molecular response,” he added. “Of particular importance, responses to ponatinib appear to be durable, with 91 percent of chronic-phase CML patients projected to remain in major cytogenetic response at one year.”

  Trial Design
    Efficacy data were reported at ASH on 444 treated patients in six pre-specified cohorts at 45 mg of ponatinib administered orally once daily, including 267 patients with chronic-phase CML. Findings were based on a minimum follow-up of 12 months in patients remaining on study.
    Ninety-three percent of the patients in the trial had received at least two tyrosine kinase inhibitors prior to enrollment. Fifty-eight percent of the patients had received three or more tyrosine kinase inhibitors prior to enrollment.
    Chronic-phase patients had bone marrow assessments approximately every three months for determination of cytogenetic response.
  Chronic-phase CML patients evaluable for cytogenetic response (N=267)
    Based on assessment of all evaluable chronic-phase patients in the trial, 56 percent (149 of 267) of patients achieved a MCyR, with 46 percent achieving a complete cytogenetic response (CCyR). The median follow up of the chronic-phase CML patients is 15.3 months.
    Of the 64 evaluable chronic-phase CML patients with the T315I mutation, 70 percent (45 of 64) of these patients achieved a MCyR, with 66 percent achieving a CCyR. The MCyR rate in evaluable chronic-phase patients without the T315I mutation was 51 percent (104 of 203).
    Thirty-four percent (91 of 267) of chronic-phase CML patients achieved a major molecular response (MMR).
    Fifteen percent (39 of 267) of chronic-phase CML patients achieved a 4.5-log reduction of BCR-ABL transcripts (MR4.5).
  Responses in chronic-phase patients who had received only one prior TKI (N=19)
    There were 19 chronic-phase patients treated with ponatinib in the PACE trial who had previously received only one tyrosine kinase inhibitor (TKI). Thirteen of these patients had previously been treated with imatinib only, and six had previously received either dasatinib or nilotinib. Of these 19 patients, 84 percent (16 of 19) achieved a MCyR.
  Safety profile (N=449)
    The most common non-hematologic treatment-emergent adverse events in the PACE trial included rash (in 38% of patients), abdominal pain (38%), headache (35%), dry skin (35%), and constipation (34%), with the majority of these being grades 1 or 2 in severity.
    The most common hematologic treatment-emergent adverse events were thrombocytopenia (42%), neutropenia (24%), and anemia (20%), which were primarily grades 3 or 4 in severity.
    Pancreatitis and pneumonia were the most common non-hematologic treatment-emergent serious adverse events (5% each), followed by abdominal pain (4%), myocardial infarction (3%), congestive heart failure (3%), atrial fibrillation (3%), and pyrexia (3%). The most common hematologic serious adverse events were anemia, febrile neutropenia, and thrombocytopenia (3% each).

About Ponatinib

Internally discovered at ARIAD, ponatinib is an investigational BCR-ABL inhibitor that also selectively inhibits certain other tyrosine kinases in preclinical studies, including FLT3, RET, KIT, and the members of the FGFR, PDGFR and VEGFR families of kinases.

The primary target for ponatinib is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Ponatinib was designed using ARIAD’s computational and structure-based drug design platform to inhibit the activity of BCR-ABL with high potency and broad specificity. Ponatinib targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment with existing tyrosine kinase inhibitors, including the T315I mutation for which no effective therapy currently exists.

About CML and Ph+ ALL

CML is a cancer of the white blood cells that is diagnosed in approximately 5,000 patients each year in the United States. CML is a type of leukemia characterized by the increased and unregulated growth of predominantly myeloid cells in the bone marrow and the accumulation of these cells in the blood. The genetic hallmark of CML is the Philadelphia chromosome, an abnormality resulting in a fusion of the BCR and ABL genes. This is known as Philadelphia chromosome-positive CML, or Ph+ CML.

Treatment of CML usually includes a targeted therapy, a tyrosine kinase inhibitor (TKI) (e.g., imatinib, dasatinib or nilotinib), followed by chemotherapy if the disease progresses. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces the fused BCR-ABL gene. It is known to have a more aggressive course than CML and is often treated with a combination of chemotherapy and TKIs. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the positive treatment effects of ponatinib over time and the timing of regulatory filings for marketing approvals. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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ARIAD Pharmaceuticals, Inc.
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